Exhibit 10.30

FORM OF

PERFORMANCE-VESTING SECURITY UNIT AGREEMENT

PURSUANT TO THE

BLUE MOUNTAIN MIDSTREAM LLC 2018 OMNIBUS INCENTIVE PLAN

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Participant:

Grant Date:

Target Number of Performance-Vesting Security Units (“PSUs”) Granted (“Target PSUs”):

Maximum Number of Units Issuable Hereunder:

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THIS PERFORMANCE-VESTING SECURITY UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Blue Mountain Midstream LLC, a Delaware limited liability company (the “Company”), and the Participant specified above, pursuant to the Blue Mountain Midstream LLC 2018 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined that it would be in the best interests of the Company to grant the PSUs provided herein to the Participant, as permitted under Article VIII of the Plan, subject to the terms and conditions contained herein and in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Except as provided otherwise herein, any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall control.

2. Grant of Performance-Vesting Security Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of Target PSUs specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the Units underlying the PSUs, except as otherwise specifically provided for in the Plan or this Agreement.

3. Vesting; Forfeiture.

(a) General. Subject to the provisions of Sections 3(b) and 3(c) hereof, up to 200% of the Target PSUs subject to this Award shall vest upon the earlier of (x) the third anniversary of the Participant’s commencement of employment with the Company on April 2, 2018 (the “Start Date”) and (y) the consummation of a Change in Control (as applicable, the “Wind Up Date”), provided that the Participant has not incurred a Termination prior to the Wind Up Date. The percentage of the Target PSUs that vests as of the Wind Up Date (if any) shall be determined in accordance with Section 3(a)(i) below.

(i)	Vesting Generally. The percentage of the Target PSUs that vests upon the occurrence of the Wind Up Date shall, subject to Section 3(a)(iii) below, be determined as follows:

(A)	0% of the Target PSUs shall vest if the Total Proceeds are less than $1,000,000 as of the Wind Up Date, and the entire Award shall automatically be forfeited for no consideration on the Wind Up Date;

(B)	50% of the Target PSUs shall vest if the Total Proceeds equal at least $1,000,000,000 as of the Wind Up Date;

(C)	100% of the Target PSUs shall vest if the Total Proceeds equal at least $1,250,000,000 as of the Wind Up Date;

(D)	150% of the Target PSUs shall vest if the Total Proceeds equal at least $1,500,000,000 as of the Wind Up Date; and

(E)	200% of the Target PSUs shall vest if the Total Proceeds equal or exceed $1,750,000,000 as of the Wind Up Date.

Notwithstanding anything to the contrary in the foregoing, in the event of any contribution (whether in cash, property or a combination thereof) to the capital of the Company following the Grant Date, the Board shall equitably adjust the vesting thresholds set forth above. For purposes of this Agreement, the PSUs that vest in accordance with the schedule set forth above (if any) shall be the “Vested PSUs”.

(ii)	Determination of Vesting. For the avoidance of doubt, in no event shall more than 200% of the Target PSUs vest, even if the Total Proceeds exceed $1,750,000,000 as of the Wind Up Date. If the amount of Total Proceeds is in between any two thresholds set forth in Section 3(a)(i) above, the percentage of the Target PSUs that vests shall be determined using straight-line interpolation (e.g., if the Total Proceeds equal $1,625,000,000, 175% of the Target PSUs shall vest). Any PSUs that are not Vested PSUs as of the Wind Up Date shall automatically be forfeited for no consideration on the Wind Up Date.

(iii)	Additional Change in Control Conditions. Notwithstanding anything to the contrary in the foregoing, in the event that the Wind Up Date occurs due to the consummation of a Change in Control, and the Participant has not incurred a Termination as of such Wind Up Date, the Board, in its sole discretion, may, in a manner that complies with Code Section 409A (to the extent applicable), subject up to twenty-five (25%) percent of the Vested PSUs (determined in accordance with Section 3(a)(i) above) to additional time-based vesting conditions until the earlier of (A) the six (6)-month anniversary of the Wind Up Date and (B) the date of the Participant’s Good Leaver Termination (as defined below) (the “CIC Vesting Treatment”). The terms and conditions of the CIC Vesting Treatment shall be determined by the Board at or prior to the time of the Change in Control.

(b) Good Leaver Termination. In the event of the Participant’s Termination (i) due to the Participant’s death or Disability, (ii) by the Company or other employing Affiliate without Cause or (iii) by the Participant for Good Reason (each, a “Good Leaver Termination”), in each case, prior to the Wind Up Date, subject to the Participant’s (or the Participant’s estate’s) execution and non-revocation of a general release of claims in favor of the Company (in the same form as the release attached to the Participant’s employment agreement, if any) within fifty-two (52) days of such Good Leaver Termination, a pro-rata portion of the Target PSUs shall remain outstanding following such Good Leaver Termination and shall be eligible to vest upon the Wind Up Date based on satisfaction of the conditions set forth in Section 3(a)(i) above, with such pro-rata portion calculated by multiplying the number of Target PSUs by a fraction, (A) the numerator of which is the number of days that the Participant was employed with the Company or any of its Subsidiaries from the Start Date until the date of such Good Leaver Termination and (B) the denominator of which is one thousand and ninety-six (1,096) (the “Contingent PSUs”). Any Target PSUs that do not become Contingent PSUs (the “Tail Period PSUs”) shall remain outstanding for the three (3) month period immediately following the Participant’s Good Leaver Termination (the “Tail Period”), and in the event a Change in Control occurs during the Tail Period, all of the Target PSUs (including the Tail Period PSUs) shall be eligible to vest as of the date of such Change in Control based on satisfaction of the conditions set forth in Section 3(a)(i) above. Any Contingent PSUs or Tail Period PSUs that do not vest upon consummation of a Change in Control as a result of failing to satisfy the conditions set forth in Section 3(a)(i) above shall be forfeited immediately as of the Change in Control. If a Change in Control does not occur during the Tail Period, all of the Tail Period PSUs shall be forfeited immediately as of the end of the Tail Period. For the avoidance of doubt, if the third anniversary of the Start Date occurs during the Tail Period, thereby triggering the Wind Up Date, the Tail Period PSUs shall not be eligible to vest and shall be forfeited immediately as of such Wind Up Date.

(c) Committee Discretion to Accelerate Vesting. In addition to the foregoing, the Committee may, in its sole discretion, accelerate vesting of the PSUs at any time and for any reason.

(d) Forfeiture. Subject to the terms of this Section 3, all unvested PSUs shall be forfeited immediately upon the Participant’s Termination for any reason or no reason.

4. Delivery of Units.

(a) General. Subject to Section 4(b) below, within sixty (60) days following the date on which the applicable PSUs become Vested PSUs (whether on the Wind Up Date or, if applicable, a later date in connection with the CIC Vesting Treatment), the Participant shall receive (i) the number of Units that corresponds to the number of such Vested PSUs, (ii) cash in an amount equal to the aggregate Fair Market Value of the Units underlying such Vested PSUs, with such Fair Market Value determined as of the Wind Up Date, or (iii) some combination of the foregoing, as determined by the Committee in its sole discretion.

(b) Blackout Periods. If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date a distribution of Units would otherwise be made pursuant to Section 4(a) hereof, such distribution shall be instead made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) the later of (A) the end of the calendar year in which such distribution would otherwise have been made and (B) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder.

5. Appraisal Right. If the Participant, in good faith, disagrees with the Board’s determination of (a) the Total Proceeds (or any component thereof) or (b) the Fair Market Value of the Units (exclusively limited to the Board’s determination pursuant to clause (b) of the definition of Fair Market Value in the Plan) (the “Unit FMV”) (as applicable, the “Disputed Value”), the Participant may request that the Board’s determination be reviewed by a mutually acceptable nationally recognized valuation firm (the “Appraiser”), taking into account relevant factors in accordance with applicable law (including applicable tax rules) (the “Appraisal”). The Participant shall have sixty (60) calendar days from the date on which the Company provides the Participant with the Board’s determination to provide the Company with written notice of such dispute (the “Dispute Notice”), which Dispute Notice shall include an acknowledgement of the Participant’s potential responsibility for fees and expenses payable pursuant to this dispute provision. If the Participant provides the Company with a Dispute Notice, the Company and the Participant shall work together in good faith to resolve the issues in dispute. If the Company and the Participant are unable to resolve all such disputed issues within ten (10) business days following the Company’s receipt of the Dispute Notice, the Participant may request the Appraisal. Any determination of the Appraiser pursuant to the foregoing provisions shall be a final and binding determination of the Disputed Value on the Participant and the Company. If such Appraiser’s determination of the Disputed Value is less than or equal to 110% of the Total Proceeds or the Unit FMV determined by the Board, all costs and expenses associated with the Appraisal shall be borne by the Participant up to a maximum of $250,000 in the aggregate, with the remaining costs and expenses borne by the Company. If the Appraiser’s determination of the Disputed Value is more than 110% of the Total Proceeds or the Unit FMV determined by the Board, all costs and expenses associated with the Appraisal shall be borne by the Company. If the Appraisal with respect to the Total Proceeds results in a greater number of Vested PSUs pursuant to Section 3(a)(i) above, the additional Vested PSUs shall be settled in accordance with Section 4(a) within thirty (30) days of the Appraisal completion date, subject to the terms and conditions of the CIC Vesting Treatment, if imposed. If the Appraisal with respect to the Unit FMV results in a greater cash amount payable in respect of the Vested PSUs pursuant to Section 4(a)(ii) or Section 4(a)(iii) above, the additional cash amount shall be paid to the Participant within forty-five (45) days of the Appraisal completion date.

6. Dividend Equivalent Rights; Rights as a Unitholder. Cash dividends on the number of Units issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each PSU granted to the Participant, provided that such cash dividends shall not be deemed to be reinvested in Units and shall be held uninvested and without interest and paid in cash at the same time that the Units underlying the PSUs are delivered to the Participant in accordance with Section 4 hereof. Equity or property dividends on Units shall be credited to a dividend book entry account on behalf of the Participant with respect to each PSU granted to the Participant, provided that such equity or property dividends shall be paid in (i) Units, (ii) in the case of a spin-off, equity of the entity that is spun-off from the Company, or (iii) other property in the same form as is applicable to Unit holders, as applicable and in each case, at the same time that the Units underlying the PSUs are delivered to the Participant in accordance with Section 4 hereof. Except as otherwise provided herein, the Participant shall have no rights as a unitholder with respect to any Units covered by any PSU unless and until the Participant has become the holder of record of such Units.

7. Certain Definitions.

(a)	“Equity Value” means the equity value of the Company determined as follows:

(i)	if the Wind Up Date is the third anniversary of the Start Date, (A) the aggregate value of 100% of the Company’s (or it’s successor’s) equity securities, as determined using the trailing 30-day volume-weighted average price for the Company’s (or its successor’s) equity securities, if the Company (or its successor) is publicly traded as of the Wind Up Date, or (B) the aggregate value of 100% of the Company’s (or it’s successor’s) equity securities, as determined by the Board in good faith, if the Company (or its successor) is not publicly traded as of the Wind Up Date; and

(ii)	if the Wind Up Date is a Change in Control, the sum of (A) the aggregate cash proceeds, and (B) the aggregate Fair Market Value of any non-cash consideration (as determined by the Board in good faith), in each case, received by the Company’s equity holders in connection with the Change in Control. Equity Value shall exclude any holdbacks, escrows and/or contingent payments (the “Contingent Payments”) unless and until actually paid to the Company’s equity holders. If payment of the Contingent Payments results in a greater number of Vested PSUs pursuant to Section 3(a)(i) above, the additional Vested PSUs shall be settled in accordance with Section 4(a) within thirty (30) days of the relevant Contingent Payment date, subject to the terms and conditions of the CIC Vesting Treatment, if imposed. If less than 100% of the equity securities or assets of the Company are sold in such Change in Control, then the Board shall determine the Equity Value in good faith, using extrapolation where applicable.

(b) “Total Proceeds” means, without duplication, the sum of (i) the Equity Value on the Wind Up Date, and (ii) the aggregate amount distributed (but excluding distributions of Company equity securities) to the Company’s equity holders from the Start Date until the Wind Up Date.

8. Non-Transferability. No portion of the PSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the PSUs as provided herein.

9. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the choice of law principles thereof.

10. Withholding of Tax; Section 409A.

(a) The Participant agrees and acknowledges that the Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its good faith discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the PSUs, and if the withholding requirement cannot be satisfied, the Company may otherwise refuse to issue or transfer any Units otherwise required to be issued pursuant to this Agreement. Without limiting the foregoing, the Company, in its sole discretion, may withhold Units otherwise deliverable to the Participant hereunder with an aggregate Fair Market Value equal up to the Participant’s total income and employment taxes imposed as a result of the vesting and/or settlement of the PSUs, but only to the extent permitted by applicable accounting rules so as not to affect accounting treatment.

(b) The intent of the parties is that the PSUs granted hereunder comply with Code Section 409A, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. However, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant by Code Section 409A or damages for failing to comply with Code Section 409A.

(c) As noted above, a termination of service shall not be deemed to have occurred for purposes of this Agreement unless such termination is also a “separation from service” within the meaning of Code Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of service” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then payment of cash and/or delivery of Units in respect of the Vested PSUs pursuant to Section 4 shall not be made until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, the payment of cash and/or delivery of Units in respect of the Vested PSUs delayed pursuant to this Section 10(c) shall be made in one installment.

(d) Whenever a payment of cash and/or delivery of Units under this Agreement is to occur within a period of a number of days, the actual date of payment of cash and/or delivery of Units within the specified period shall be within the sole discretion of the Company.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment of cash and/or delivery of Units under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

11. Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates, if any, representing Units issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates, if any, representing Units acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 11.

12. Securities Representations. This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:

(a) The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 12.

(b) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Units issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Units and the Company is under no obligation to register such Units (or to file a “re-offer prospectus”).

(c) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 shall not be available unless (A) a public trading market then exists for the Units, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the Units issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

13. No Waiver. No waiver or non-action by either party hereto with respect to any breach by the other party of any provision of this Agreement shall be deemed or construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.

14. Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

15. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

16. No Right to Employment or Service. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

17. Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the PSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

18. Compliance with Laws. The grant of PSUs and the issuance of Units hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the PSUs or any Units pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the PSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

19. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.

20. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

22. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder; provided that no such additional documents shall contain terms or conditions inconsistent with the terms and conditions of this Agreement.

23. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

24. Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; provided that no such amendment or termination may impair the Participant’s rights under this Agreement without the Participant’s written consent; (b) the award of PSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the PSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BLUE MOUNTAIN MIDSTREAM LLC

By:

Name:

Title:

PARTICIPANT

Name: